Exhibit 10.2

May 17, 2001

Mr. Alex P. Marini
President
Zurn Plumbing Products.
1801 Pittsburgh Avenue
Erie, PA 16514

Dear Al:

In the event of the disposition by U. S. Industries, Inc. (“USI”) of Zurn Plumbing Products, a division of Zurn Industries, Inc., including its affiliates, subsidiaries and divisions comprising the Zurn Plumbing Products businesses, (the “Company”) this is to confirm that you will be eligible for an incentive award (“Incentive Award”) to be paid by USI, subject to each of the terms and conditions set forth below (the “Agreement”).

1. Eligibility. You will be eligible for an Incentive Award if:

(a) you continue as an employee of the Company until the date of closing of the sale of all of the capital stock or substantially all of the assets of the Company (the “Closing Date”), to dedicate your full time and best efforts to fulfill satisfactorily the duties and responsibilities of your current position;

(b) from the date hereof to the Closing Date you aid other Company and USI executives and staff in the activities necessary to result in a successful sale of all of the capital stock of the Company or substantially all of the assets of the Company to a buyer not affiliated with USI or its affiliates (“Buyer”) including, without limitation, the disclosure and transmittal to USI of up-to-date and accurate information about the Company and managing and providing assistance to USI with respect to the review of documents related to the sale;

(c) you execute and deliver to USI, at the time an agreement of sale is executed, the form of management certificate attached hereto as Exhibit A covering each sold entity of the Company;

(d) such a sale and closing is consummated (“Sale of the Company”); and

(e) after the Sale of the Company, you assist USI, as and when requested by USI, in the preparation of, and/or the resolution of any questions or problems, if any, with respect to USI’s financial or other reports or filings for the period through the Closing Date and the Closing Date Final Balance Sheet, provided that any such request would not violate law or your fiduciary obligations to your employer at the time of the request; and

(f) you agree that as a condition to receiving payment of the Incentive Award, you will execute and deliver to USI the release in the form attached as Exhibit B.

USI reserves the right at any time to refuse any and all offers for the Company and withdraw the Company from sale with no prior notice or obligation hereunder to you.

2. Amount of Incentive Award. The amount of your Incentive Award shall be equivalent to one year’s Base Salary (as defined in your Employment Agreement with the Company), subject to all applicable withholdings.

3. Time of Payment. Subject to the last paragraph of this Section 3, the Incentive Award (subject to all applicable withholdings) will be paid to you within ten (10) days of your execution and prompt delivery to USI after the Closing Date of the certificate pursuant to 1(d) and the release described in paragraph 1(f), provided that the release has not been revoked.

4. Expiration. If the Sale of the Company does not take place on or before May 31, 2006, the rights and obligations set forth in this Agreement will expire as of that date; provided, however, that if a contract for the Sale of the Company is executed on or before that date, the rights and obligations set forth in this Agreement shall continue until the latest Closing Date permitted under the contract of sale or any extension of the latest Closing Date upon which the parties to the contract may agree.

5. Non-Payment. The Incentive Award will not be payable:

(a) unless all the conditions and requirements set forth herein are met; or

(b) if you resign or are discharged for Cause prior to the Closing Date. “Cause” shall have the same definition as stated in your employment contract with Zurn Industries, Inc. (your “Employment Contract”).

6. Miscellaneous.

(a) You acknowledge that you have read this Agreement (including the Exhibits), understand its terms and that you have entered into it voluntarily. You further acknowledge that you have had the opportunity to consider this Agreement and discuss it with advisors of your choice, including your attorneys and accountants. You further acknowledge that the payments to be made hereunder constitute additional compensation to you but shall not be treated as eligible compensation for purposes of any benefit plans.

(b) You acknowledge that you have been informed that you have the right to consider this Agreement for a period of at least 21 days prior to entering into it. You acknowledge that you have taken sufficient time to consider this Agreement before signing it. You also acknowledge that you have the right to revoke this Agreement for a period of 7 days following the Agreement’s execution by giving written notice to USI, to the attention of the undersigned.

(c) The paragraph titles herein are for reference purposes only and shall be given no effect in the construction or interpretation of this letter.

(d) This Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflict of laws.

(e) This Agreement supersedes any prior or other agreements or understandings, oral or written, with respect to the matters covered herein. To be specific, your Change-in-Control Agreement continues in full force and effect. This Agreement may not be modified orally.

FOR: U.S. INDUSTRIES, INC.

/s/ John F. Bendik

By:

John F. Bendik

Chairman and CEO

USI Bath & Plumbing Products

Agreed and accepted this
18th day of May, 2001

/s/ Alex P. Marini

Alex P. Marini